                          INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Zila, Inc. on Form S-3 of our report dated October 28, 1997 appearing in the Annual Report on Form 10-K of Zila, Inc. for the year ended July 31, 1997, and our report dated August 23, 1997 relating to the consolidated financial statements of Oxycal Laboratories, Inc., appearing in the Amended Form 8-K/A filed on January 14, 1998 amending the current report on Form 8-K dated November 10, 1997 (date of earliest event reported), and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.



/s/DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Phoenix, Arizona


January 14, 1998





























                                  EXHIBIT 23-A